U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


FORM 3

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.  Name and Address of Reporting Person:

     DAVIS                       EUGENE                 I.
    ------------------------------------------------------------
    (Last)                    (First)                 (Middle)

     C/O EMERSON RADIO CORP.
     9 ENTIN ROAD
    ------------------------------------------------------------
    (Street)

    PARSIPPANY               NEW JERSEY                07054
    ------------------------------------------------------------
    (City)                     (State)                 (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year):

                    12/10/96

3.  IRS or Social Security Number of Reporting Person (Voluntary):

4.  Issuer Name and Ticker or Trading Symbol:

                  SPORT SUPPLY GROUP, INC. (NYSE-GYM)

5.  Relationship of Reporting Person to Issuer (Check all applicable):

  X  Director                             10% Owner
-----                                -----

  X  Officer (give title below):          Other (specify below):
-----                                -----
                     CHIEF EXECUTIVE OFFICER
                    --------------------------

6.  If Amendment, Date of Original (Month/Day/Year):


             TABLE I - Non-Derivative Securities Beneficially Owned

 1.Title of Security     2.Amount of      3.Ownership      4.Nature of
   (Instr. 4)              Securities       Form             Indirect
                           Beneficially     (Direct (D)      Beneficial
                           Owned            or Indirect      Ownership
                           (Instr. 4)       (I)) (Instr.5)   (Instr.5)
  ------------------     --------------    ---------------   -----------
        NONE                N/A                  N/A           N/A


      Reminder:   Report  on  a  separate line  for  each  class  of  securities beneficially owned directly or indirectly.


     TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities):


1.Title       2.Date         3.Title       4.Conversion   5.Owner-   6.Nature
  of            Exercisable    and Amount    or Exercise    ship       of
  Derivative    and            of            Price of       Form of    Indirect
  Security      Expiration     Securities    Derivative     Deriva-    Bene-
  (Instr.4)     Date (M/D/Y)   Underlying    Security       tive       ficial
                               Derivative                   Security:  Owner-
                               Security                     Direct     ship
                               (Instr.4)                    (D) or     (Instr.
                                                            Indirect   5)
                                                            (I)
                                                            (Instr.
                                                            5)
 ----------   --------------  -----------   ------------   ---------  --------
   NONE            N/A           N/A            N/A           N/A        N/A


Explanation of Responses:


               /s/ Eugene I. Davis                  12/10/96
               -------------------------------     ----------
               **Signature of Reporting Person         Date


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).